Exhibit 99.1

COTT ANNOUNCES PARTIAL REDEMPTION OF DS SERVICES OF AMERICA, INC.’S

10.000% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2021

TORONTO, ON and TAMPA, FL - (Marketwired - April 5, 2017) - Cott Corporation (“Cott”) (NYSE: COT) (TSX: BCB) announced today that its wholly owned subsidiary, DS Services of America, Inc. (the “Issuer”), gave notice to Wilmington Trust, National Association, the trustee (the “Trustee”) and the collateral agent under the Indenture governing its $350,000,000 aggregate principal amount of 10.000% Second-Priority Senior Secured Notes due 2021 (the “Notes”), of its intent to redeem $100.0 million aggregate principal amount of the currently outstanding Notes on May 5, 2017 (the “Redemption Date”).

The redemption price of the Notes, as set forth in the Indenture, is equal to 100.000% of the principal amount of such Notes redeemed, plus the relevant Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

The Issuer has instructed the Trustee to send a notice of partial redemption in the name of the Issuer to all currently registered holders of the Notes.

This press release is for informational purposes only and does not constitute an offer to purchase the Notes or any other securities.

About Cott Corporation

Cott is a diversified beverage company with the largest volume-based national presence in the North America and European home and office bottled water delivery industry, a leader in custom coffee roasting and blending of iced tea for the U.S. foodservice industry, and one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott’s platform reaches over 2.3 million customers or delivery points across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables Cott to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion of the partial redemption of the Notes. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Factors that could cause actual results to differ materially from those described in this press release include those risks and uncertainties indicated from time to time in Cott’s filings with the

Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Email Contact

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